Exhibit 99.2
Disclaimer: THE TRANSCRIPT BELOW WAS PRODUCED BY THOMSON STREETEVENTS. THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS. ADDITIONAL IMPORTANT INFORMATION IS PROVIDED AT THE END OF THIS DOCUMENT.
Operator:
 Ladies and gentlemen, thank you for standing by and welcome to the Dycom earning’s conference call. At this time all participants are in a listen-only mode. Later we will conduct a question-and-answer session. Instructions will be given at that time. (OPERATOR INSTRUCTIONS) As a reminder, this conference is being recorded, and your and hosting speaker Mr. Steven Nielsen, please go ahead sir.
Steven Nielsen:
 Thank you Kevin. Good morning everyone. I’d like to thank you for attending our first-quarter 2006 Dycom earnings conference call. With me we have in attendance Tim Estes, our Chief Operating Officer, Richard Dunn, our Chief Financial Officer and Rick Vilsoet, our general counsel. Now I will turn the call over to Rick Vilsoet.
Rick Vilsoet:
 Thank you, Steve. Statements made in the course of this conference call that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual result to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to the Company’s annual report on form 10-K for the year ended July 30, 2005. The Company does not undertake to update forward-looking information.
Steven Nielsen:
 Yesterday we issued a press release announcing our first-quarter fiscal 2006 earnings. Please note that during the first quarter we completed a Dutch Auction tender for shares of our common stock and acquired 8.763 million shares at a price of $21.00 per share. This purchase was financed using the proceeds of $150.0 million offering of senior subordinated notes, borrowings under our credit facility and cash on hand. We believe that this investment in our own shares was a prudent use of our financial resources and appropriate use of capital and an efficient means to provide value to our shareholders. Note also that for the 1st quarter of fiscal 2006 our net income includes non-cash stock-based compensation expense of $1.0 million before tax, versus $200,000 in the year ago quarter. This expense results from the Company’s adoption of SFAS 123R, “Share-Based Payment”. For the quarter ending October 29, 2005 total contract revenues were $260.9 million versus $263.2 million in the year ago period, a decrease of 1%. Net income was $10.7 million versus $15.6 million in the year ago quarter, a decrease of 31% while fully diluted earnings per share were $0.23 versus $0.32, a decrease of 28%. Backlog at the end of the first quarter of 2006 was $1.069 billion versus $1.137 billion at the end of the fourth quarter of 2005, a sequential decrease of $68 million. Of this backlog approximately $511.4 million is expected to be completed in the next twelve months. Please note that with regards to a certain multiyear project relating to fiber deployments we have included in total backlog the next twelve months’ backlog only those amounts relating to work estimated to be performed in the remainder of calendar year 2005. Our first-quarter results were at the upper end of our EPS expectations as revenues were greater than expected due in large part to hurricane restoration services provided to several cable operators and a telephone company in the southeast U.S. At this time I would like to extend my sincere appreciation to all of our employees who have provided and continue to provide outstanding service under unprecedented and extremely difficult working conditions. In trying times a true character of any group is most apparent and this year’s hurricane restoration efforts clearly indicate that our employees are capable of extraordinary levels of service. In the quarter gross margin declined sequentially by 255 basis points from the prior quarter. The decline in gross margin was due in part to reduced work volumes from a large project that continued to decelerate somewhat more than anticipated. In addition, this factor was reinforced by slightly negative expense development arising from the normal quarterly review of our casualty insurance programs, as compared to the favorable development which occurred in the prior sequential quarter, and fuel expenses that increased over 50 basis points from the prior quarter. Positively, G&A declined 125 basis points sequentially as lower absolute expenses, including incremental non-cash stock-based compensation of approximately $700,000 were absorbed over increased revenues. Cash liquidity declined during the quarter reflecting cash expenditures associated with our completed notes offering and tender, as well as cash to fund working capital needed to support our storm restoration revenues of approximately $20 million, which were predominantly generated toward the end of the quarter. Capital expenditures netted disposals totaled $5.6 million in the quarter, returning to lower levels after significant capital expenditures in the fourth quarter of fiscal 2005. During the quarter we continue to experience the effects of the growing overall economy, expenditures by two major telephone companies which grew substantially year-over-year, but in one instance continued to slow sequentially and sequential results from cable operators which improved. Significantly, we performed work for Verizon’s fiber-to-the-premise buried plant initiative in the states of New Hampshire, Rhode Island, Massachusetts, New York, Pennsylvania, Delaware, Maryland, Virginia, Florida and Oregon. Revenue from Verizon was $51.6 million during the quarter, up from $40.6 million in the year ago quarter, but down sequentially from $70.3 million in the fourth quarter. At 20% of revenue Verizon remains our largest customer although just slightly ahead of BellSouth. Verizon has indicated its satisfaction with its 2005 progress and recently indicated publicly that it plans to pass 3 million homes in 2006, an increase of one million from 2005. Organic revenue from BellSouth increased over 29% compared to the year ago quarter, and BellSouth was our second largest customer at $50.3 million or 19% of total revenue. At $50 million in quarterly revenue, our business with BellSouth has never been larger. Sprint, which grew sequentially to $21.7 million in revenue, was our third largest customer. Revenue from Comcast was $18.5 million. Comcast was Dycom’s fourth-largest customer for the quarter at 7.1% of revenue, up from 6.25% in the previous quarter. This represented first time in five quarters that Comcast revenues increased sequentially. In addition, both Charter and Adelphia increased year-over-year and sequentially. Employee headcount was relatively flat during the quarter at 8,131. During the quarter we continue to book and begin new work; for Verizon a new two-year contract for multiple dwelling unit construction and engineering in various states. For Comcast, an upgrade project in the Bay area of California. Several significant locating contract wins and renewals with customers such as BellSouth, Verizon and Duke Power and the provision of technical services to BellSouth in support of their Gulf rebuilding activities and hurricane restoration efforts in Florida. As we contended during the quarter with continued slowing inactivity from one large customer Dycom continued to demonstrate strength. First and foremost we maintain solid customer relationships throughout our markets. These relationships were instrumental in enabling significant storm restoration revenues. Secondly, the strength of those relationships and the value we can generate for our customers has allowed us to be at the forefront of rapidly evolving industry opportunities. We are convinced that the commitment by three RBOCs to deploy fiber deeper into their networks remain solid and growing, and are encouraged by increasing levels of activity nationwide for rural fiber deployments by dozens of different entities. We see these commitments in activity as evidence that a sustained cycle of dramatic increases in growth capital expenditures is underway. In fact, it is increasingly evident that we are participating in a rewiring of the nation’s telecommunications infrastructure in order to dramatically expand the provisioning of bandwidth and the delivery of new service offerings. While in any multiyear endeavor of this magnitude, there is likely to be some lumpiness, particularly as it is beginning. We believe it would be mistaken to confuse this lumpiness with a lessening of interest or commitment by our customers. And finally, we have maintained our solid financial strength even as we successfully tendered for $184 million of common stock during the quarter. As the economy continues to expand and our industry continues its own growth, we believe Dycom’s fundamental strength will allow us to remain one of the best positioned firms in our industry, able to exploit profitable growth opportunities. After weighing all of the factors we have discussed today, as well as our current expectations we have updated our forecast as follows. For the second quarter of fiscal 2006 we anticipate earnings per share of $0.04 to $0.11 on revenues of $195 to $220 million. This outlook anticipates continued solid growth in the U.S. economy, some seasonally difficult weather, a slight increase in activity with a large customer towards the latter part of the quarter, a prudent view as to the duration of our current hurricane restoration activities and the full quarterly effects of our recent notes offering and tender offer, which due to the fixed interest expense of the notes will be dilutive in our seasonally slow second quarter. It is our expectation that this effect will reverse in subsequent quarters. At this point I will turn the call over to Dick Dunn, our CFO.

Dick Dunn:
 Thanks, Steve. Before I begin my review of our first-quarter results I would like to recap the details of our recent stock buyback and debt issuance. On September 12 we commenced a Dutch tender offer to purchase up to 9.5 million shares of our common stock at a price per share of not less than $18.50 and not greater than $21.00. Under the terms of the offer the tender period expired on Tuesday, October 11. At the time of expiration 8.763 million shares have since tendered, and the Company purchased these shares at a per-share price of $21.00 with an aggregate price of approximately $184.0 million. The purchased shares represented approximately 17.9% of our issued and outstanding shares. On September 23rd we commenced an offering to issue $150.0 million of senior subordinated notes due in 2015. These notes were priced on October 4th and closed on October 11th with a coupon of 8 1/8% and a final maturity date of October 11, 2015. We used the proceeds of these notes, borrowings from our existing revolving credit agreement and cash on hand to fund the previously discussed tender offer. For purposes of computing our EPS for the quarter ended October 29, 2005 fully diluted and primary shares were impacted by the closing of the Dutch tender offer based on the application of the weighted average calculation of shares outstanding. This calculation resulted in the reduction of approximately 1.7 million shares outstanding for purposes of calculated and current quarters EPS. The remaining quarters of the fiscal year will reflect the full impact of the 8.7 million share repurchase and the calculation of EPS, while year-to-date calculations for the remainder of the year will continue to reflect the tender shares outstanding on a weighted average basis. Turning now to the income statement, contract revenues for the current quarter were $260.9 million, down 0.9% from last year’s Q 1 of $263.2 million. Excluding revenues attributable to subsidiaries acquired during Q1 of fiscal year 2005, revenues for the current quarter would have been $248.1 million versus the prior year’s $257.5 million a decrease of 3.6%. For the quarter, sales from our top five customers accounted for 60.7% of total revenues versus 62.9% for the prior year’s fiscal first-quarter. The top five customers and their respective percentages and revenues for Q1 of fiscal year 2006 and 2005 are as follows. Beginning with Q1 of 2006 Verizon at 19.8%, BellSouth 19.3%, Sprint 8.3%, Comcast 7.1% and Charter, 6.2%. And then turning to Q1 of fiscal year 2005 customers were Comcast at 19.4%, Verizon 15.4%, BellSouth 14.8%, Sprint 8.3% and Qwest at 5%. Net income for the first quarter was $10.7 million versus $15.6 million in fiscal year 2005, representing a decrease of 31.4%. Fully diluted earnings for the quarter were $0.23 per share, a decrease from last year’s $0.32 per share results. Operating margins for the quarter decreased 317 basis points coming in at 6.42% versus last year’s 9.59%. This decrease was due to a 247 basis point increase in cost of earned revenues, a 62 basis point increase in general and administrative expenses and an 8 basis point increase in depreciation and amortization. The effective tax rate for the quarter was 39.5% unchanged from the prior years’ period. Net interest expense for the quarter was approximately $153,000 versus $46,000 for the comparable prior year period. Please note that interest expense associated with our recent bond issuance and revolving credit drawings was only effective from the funding date of October 11. Other income for the quarter consisting primarily of gains associated with the disposition of fixed assets was approximately $1,131,000 versus $594,000 for the comparable quarter in our fiscal 2005 year. Operating activities for the quarter resulted in negative cash flow of $7 million. The primary component of this amount was an increase in working capital of approximately $28.1 million partially offset by net income of $10.7 million and depreciation and amortization of $11.4 million. Investing in financing activities for the quarter resulted in the use of $14.2 million. The primary component to this amount was the purchase of our common stock and related fees of approximately $186.2 million, debt issuance cost of $4.6 million, capital expenditures of $6.8 million and principal payments on capitalized leases of $0.9 million. These cash outflows were offset by proceeds from the issuance of senior subordinated notes and amounts borrowed under our credit facility of $183 million and proceeds from the sales of fixed assets of $1.2 million. Cash and cash equivalents at the end of the quarter were $61.9 million, down from $83.1 million in the prior quarter. During the quarter current net receivables increased $6.7 million to $168 million resulting in a DSO of 58.6 days. This figure represents an increase of 0.2 days from the last quarter’s DSO 58.4 days. Net unbilled revenue balances increased in the quarter from $65.1 million to $79.7 million resulting in a DSO of 27.8 days up 4.2 days from the last quarter’s figure of 23.6 days. On a cumulative basis the combined DSO for our trade receivables and net unbilled revenues increased from 82.0 days to 86.4 days, an increase of 4.4 days. Net intangible assets decreased in the quarter by $836,000 as a result of amortization for the quarter. At October 29 the accrual for our self-insured casualty program increased $3.7 million to $54.5 million from the prior quarter’s balance of $50.8 million. And finally, during the current quarter revenue from multiyear master service agreements represented 57.2% of contract revenues versus 51% at Q1 of the prior year. Revenues from long-term contracts and multiyear master service agreements represented 81.2% of contract revenues versus 88.2% for Q1 of the prior fiscal year.

Steven Nielsen:
 Thanks, Dick. Now we will open the call for questions.
Operator:
 (OPERATOR INSTRUCTIONS) Ken Leon, Standard & Poor’s.
Ken Leon:
 I have two questions. First, Dick, with the debt financing, what would interest expense be going forward? And my second question is looking at the opportunities in both cable and in telephone, and with recent announcements by Sprint partnering with cable, are there any opportunities for you in terms of network deployment, or is this mostly going to be software and network driven versus backhaul?
Dick Dunn:
 Interest on the senior notes will have an effective interest rate of 8.55% including amortization of deferred costs, so that would be an annual rate of about $12 million. Our borrowings under the revolving credit agreement currently are at LIBOR plus 1%, and that of course will fluctuate depending on our cash flow.
Steven Nielsen:
 And then Ken, in terms of the Sprint announcement with the cable operators, you know, what that will do is certainly encourage the cable operators to deploy more voice over IP, as well as high-speed data because the real value of the Sprint relationship is in being able to offer a bundle of four different product offerings, video, voice, data and then wireless or mobility and so I think it will encourage the cable operators to increase investments on their side of the network. There will not be significant amounts of deployments at least initially that are associated with, directly with, the Sprint relationship, although there has been some speculation that the cable operators and Sprint will begin to develop handsets that work off of the cellular network when you’re outside the home, and work off of WiFi emanating from the cable network through cable modem inside the house. So there is certainly down the road, certainly could be some other opportunities.
Ken Leon:
 Is there any change in business practices from SBC in terms of how they addressed the network deployment or even project light waves and perhaps looking at companies like Dycom in a new light and how they addressed network deployments historically?
Steven Nielsen:
 I think right now they have a long history of doing business in a way that they felt is successful. I think that we are seeing and hearing about increased demands for work in 2006, and I think that that increased demand that will create opportunities for us at this point I think it would be premature to speculate as to whether they are thinking about doing business different. I just think they are at this point thinking about doing more of that than they have in the past.
Ken Leon:
 Okay. Thank you.
Operator:
 Lorraine Maikis, Merrill Lynch.
Lorraine Maikis:
 It sounds like you had a revenue impact from the storm of about $15 million. Can you just talk about the profitability of that type of work and any impact it had on margins in the quarter?
Steven Nielsen:
 We actually talked about that the impact is closer to $20 million. Now that is not a net impact, and it is difficult for us to quantify when we reallocated resources from other projects what the offset was. In terms of profitability, I think we can comment directionally that it was good for the Company, but once again, it is also difficult to quantify the net effect of having some pretty awful weather in certain parts of the country that were associated with the amount of rain that was generated by what seemed like a never-ending tropical storm cycle in the Southeast. So we can’t tell you down to the basis point; it was certainly something that we enjoyed doing but there were offsets in the core business the other way.
Lorraine Maikis:
 Okay, and then just thinking about margins longer-term, I know you guys had set some targets of getting back to the 24% range within this cycle. Can you just talk about for the next few years, where you think your profitability on a run rate can go?
Steven Nielsen:
 I think the way we have always thought about the business from a longer perspective is that as the industry has gotten larger and somewhat more concentrated, that over successive cycles that peak margins tend to increase. And so if you think about this cycle and our performance in ‘04 ‘05 versus ‘94 ‘95, we are certainly doing a lot better and we don’t see any reason to believe that as we progress through the back half of the decade that that won’t be true. That also means that we will have to execute and that we will always have to be pushing ourselves to perform better. But there are no structural reasons why we can’t get back to where margins were in the peak of the last cycle. It being said that we are still early in this cycle in our view.
Lorraine Maikis:
 Okay, and then can you just talk a little bit about your visibility into the Verizon contract and when you would expect to book that calendar year ‘06 revenue into backlog?
Steven Nielsen:
 I think we will be in a position to do that when we report our next quarter at the end of February. They are settling capital budgets now, and we are beginning to get some input as to what their schedules are going to be. So I think next quarter we will be in that position.
Lorraine Maikis:
 And just finally directionally it sounds like Verizon has been slowing in terms of the work that you’ve been allocated. Do you anticipate this continuing through 2005?
Steven Nielsen:
 You mean through 2006, Lorraine?
Lorraine Maikis:
 Yes
Steven Nielsen:
 We slowed sequentially from April to July and from July to October. I think that was probably pretty indicative of the fact that they were quite good at getting ahead of the program. And they are happy with their progress at this point. I think it is probably reflective of the overall trajectory of the underground portion of the program and not necessarily anything that has to do with us. So we would hope that we would see that reverse as we got into the spring weather and things got better in terms of their demand.
Lorraine Maikis:
 Thank you.
Operator:
 Alex Rygiel, Friedman, Billings, Ramsey.
Alex Rygiel:
 Steve, a few questions. First, with regards to your backlog, if you were to exclude a certain large upgrade project for a customer, on a year-over-year basis what was the organic growth or decline in backlog?

Steven Nielsen:
 Alex, we don’t have that calculated. I think last year we were in a different position with Verizon and included in this announcement our estimate of the ‘05 backlog. And so from a timing perspective we have not done that. So you can back out what our estimate was a year ago for what we thought we would do with Verizon in 2005. And on the same hand I think you can also say that given that we really only got a couple months of backlog in this number and we are in a slow period given the end of the year and the weather, that there isn’t a whole lot of backlog in this number this year that is associated with that program.
Alex Rygiel:
 Given that you are on track to be pretty close to $250 million revenue in calendar ‘05 from Verizon, where does that stand relative to what your expectations were twelve months ago?
Steven Nielsen:
 I think it is down somewhat, Alex.
Alex Rygiel:
 Revenue numbers a little bit below what your expectations were twelve months ago?
Steven Nielsen:
 Yes. I think that’s true. I think Verizon was very effective in the way they managed the program to make sure they got as many homes passed for their dollars spent, and there were a large number of assumptions that we had to make last year early in the program as to what the amount of pap for homes passed and other things, and I think that we would say that the revenue was somewhat less.
Alex Rygiel:
 So it is possible that within backlog last year you might have had $300 million as it related to Verizon such that on a year-over-year comparison now your backlog is relatively flattish, excluding Verizon?
Steven Nielsen:
 As I’ve said earlier, we haven’t done the calculation, but I think your doing it on the back of an envelope, I think that is pretty close.
Alex Rygiel:
 With regards to the transactions that occurred this quarter, where there any transaction expenses that washed through your P&L?
Dick Dunn:
 Nothing of any substance, Alex. Most of the fees were pretty much will come through as deferred expenses or they are part of equity in the case of the share purchase.
Alex Rygiel:
 And with regards to gross margins being down year-over-year, can you be more specific on the impact of the three items you identified?
Steven Nielsen:
 I didn’t talk about year-over-year. I talked about sequential to the fourth quarter, whereas we had talked about on the last call, we had some favorable development in our insurance plan. A portion of that reversed when we looked again in the October quarter based on some intervening information. And then the gas, which I did quantify or fuel expenses which sequentially were up about 50 basis points, a little over 50 basis points. And then once again with the hurricane activity going one way and then our Verizon revenue dropping sequentially just short of $20 million; we had on those projects — we still had some absorption issues with the cost of sale overhead cause you can — we continue to pull it out, and we did a good job of pulling out overall corporate G&A. But we did not anticipate going into the quarter that we would have to pull back $20 million of cost of sale overhead associated with $20 million of revenues.

Alex Rygiel:
 With regards to your comment about some new work that you picked up with Verizon as it relates to the multidwelling unit, I didn’t hear that in its entirety. Could you go back through that and highlight?
Steven Nielsen:
 Yes, absolutely. As a follow-on to their initial efforts with single-family homes, they have been quite public about approaching multiple dwelling units, apartment complexes, condominiums, and they went through a process where we are able to secure a contract, one of several that they’ve issued, to do construction and engineering. In that environment in several states.
Alex Rygiel:
 And margins in that business, are they any different than outside plant underground work?
Steven Nielsen:
 No, we would not expect them to be.
Alex Rygiel:
 Great. Thank you.
Operator:
 Ram Kasargod, Morgan Keegan.
Ram Kasargod:
 Steve, I’ve got a couple of questions for you. The first one is on the balance sheet. Historically, the industry has tried to have solid balance sheets to give customers comfort level in outside contractors. Is there any perception on your balance sheet right now in how it is viewed by your customer base?
Steven Nielsen:
 Yes, I think they understand that it is a solid balance sheet. Cash was down in the quarter, but the vast majority of our storm revenues in the quarter, Ram, occurred toward the end, which meant that we weren’t able to receive any of the cash. So we had to deploy working capital to support that storm effort. I think if you back that out, I think it is solid. And historically, in our second quarter, the January quarter, we will see that reverse as seasonally we get a little bit slower as the weather changes, the cash comes in from a busier period of time.
Ram Kasargod:
 I meant debt to total capital ratio, when you were taking on so much debt to buy back stock, is that something that your large customers like the RBOCs have an issue with or no?
Steven Nielsen:
 I don’t know that they have an issue with it, Ram, at the levels of debt that we’ve incurred. You’re looking on a net debt basis that we are very modestly leveraged, probably less leveraged than anybody else in the space even after incurring that debt. If you look at our tangible net worth, kind of the stuff that we have that’s at historical values on the balance sheet, it is still just short of $150 million. And we have other folks in the space that essentially have very little tangible net worth. So I think on a relative basis, we are in good shape.
Ram Kasargod:
 And secondly, Steve, this is a question either for you or Dick. When you see revenue declines on an annual basis and granting that the business could pick up going forward because of ‘06 deployment, is there any risk to the intangible assets that you might have to review and a write-down assets or anything like that?
Dick Dunn:
 That is something we look at every quarter, Ram, and we have to review our individual buckets which is a lot different than a lot of other companies because of the decentralized nature of the operations. Of course it’s a non-cash item, but we do have to look at it periodically.
Ram Kasargod:
 Thanks a lot.
Operator:
 John Rogers, D.A. Davidson.
John Rogers:
 I was curious, can you give us the rest of the detail on the revenue breakout between industry sector and also the next five customers?
Steven Nielsen:
 Sure, absolutely.
Dick Dunn:
 Let me start with the customer type. We did in the quarter for Telecom installations 50.4%; cable TV installation and construction was 20.2%; utility locating services was 22.1%, and electrical installation services and other was 7.3%. And let me turn to our customer base, so I stopped at Charter, and I am going to give your dollars in this case. Direct TV was $8.2 million. Adelphia was $7.8 million. Alltel is $7.1. Qwest at $6.9 and Duke Power at $6.7 million.
John Rogers:
 Okay. Thanks. And then I guess just following up, Steve, in terms of the outlook for calendar ‘06 you mentioned Verizon coming in with their commitments for the full year probably sometime this quarter. Does that also apply to BellSouth?
Steven Nielsen:
 The vast majority of the services that we provide BellSouth, John, are under master service agreements that are long-term in duration. And so we get some indication from them where their budgets settle. But it is not because it is not a large project driven relationship, there is not the kind of indication in terms of homes passed or other metrics that you might see out of somebody else. But its really a steady-state. Now that being said BellSouth has publicly indicated that they expect to deploy a good amount of fiber this year. We would expect that to continue into next year. They’ve also talked about some new technology that they are trialing also, and we will have to see how that program progresses into 2006. Right now, though, I think what is key for BellSouth is that they are very focused on the rebuilding of their facilities in the Gulf and the restoration efforts in Florida. And as appropriately, they want to get their customers back in service as quick as possible.
John Rogers:
 And just speaking of the restoration work, has that put any pressure on your capacity resources and ability to get people?
Steven Nielsen:
 You know, there is always that tension in our business, John, where if you can get the resources easily it is hard to demonstrate value to the customer, and so prices are tough. Versus if you have an environment where you can’t meet your customers’ needs because you can’t get any help. And my sense is that right now that its relatively in balance and that it is difficult enough that what we do provides value to our customers. But it isn’t so difficult that we can’t help by providing incremental resources when they need them.
John Rogers:
 Okay, great. Thank you.
Operator:
 Chris Walters, Cobble Creek Partners.

Chris Walters:
 I was wondering if you could comment more on why you felt the Dutch tender was a prudent use of capital and how you feel that is an efficient means to add value to the stock.
Steven Nielsen:
 Absolutely. Our view on the Dutch tender was that given where the price of the shares was and our cost of capital to prudently finance that, that we looked at those two factors and then we looked at the historic trendline of our industry, which as economic growth is sustained year-over-year and the back half of the decade that creates generally a pretty good environment. Has in my career. And you combine that with clearly indications by all of the major telephone companies that they would be increasing their spending on services such as what we provide that you had the right economic environment and industry opportunity to support changing the capital structure of the Company. And in fact, as you probably recall there had been folks that have considered us over capitalized for long periods of time because we’re in a net cash position.
Chris Walters:
 And can you comment more specifically about how confident you are about clear indications you’re getting from the telecom companies? How is that visibility changed over say the last 12 months relative to the next one, two, three years?
Steven Nielsen:
 Well, I think the issue is I think as always and this is true on the street and in any market or big industry, I think the trendline in terms of what they are going to do over the next 3, 4, 5 years is very clear. That the quarter to quarter timing of how that comes through both our customers’ business and ours, particularly at the beginning of the program is subject to some volatility. And if you will wait until that volatility goes away to recognize the opportunity, then you will be too late to take advantage of the opportunity. So it’s a balancing act between what we think are some pretty clear intermediate and long-term trends and then a prudent approach to taking advantage of that.
Chris Walters:
 And can you comment more generally on — I didn’t really follow why the margins were really weak this quarter and how you see that unfolding over the next 12 months. For instance, what do you see in terms of capacity utilization and the labor force in the industry in general?
Steven Nielsen:
 In our comments on sequentially from the fourth quarter we certainly have a fleet of about 10,000 pieces of equipment that is on the road or working in the field every day. And certainly when you have a spike in fuel costs such as we did during our third quarter, our first quarter but calendar third quarter, that we saw an increase that was a little bit in excess of 50 basis points sequentially. Year-over-year it was closer to 100 basis points. So certainly we dealt with fuel. We’re addressing that with our customers. The marketplace will get that settled out as we are able to recover those costs. On a sequential basis we also had a pretty significant decline with one large customer of about $20 million in revenues, just a little bit short of that. And when you have a customer like that that is slowing down, it is difficult to pull out some of your more fixed cost of sales out of the business quickly. Now that being said, when that reverses and it tends to reverse seasonally, then it will work the exact opposite. And then thirdly, we had a minor technical issue in that we had some favorable development on our casualty insurance accruals in July. We had an intervening event, and we had less but negative impact in the October quarter and so sequentially that moved 50, 60 basis points.
Operator:
 Alan (indiscernible) of (indiscernible) Asset Management.
Unidentified Speaker:
 CapEx expectations are for this coming year given that you spent a lot last year, looks like it’s going to be down this year. Give us your sense of what you’re going to spend.
Steven Nielsen:
 Alan, I think we have always said that kind of a maintenance CapEx number is upper 20s, low 30s.

And so I think that was consistent with our activity in this October quarter. If we have an opportunity to spend more because we have some growth, that will be a good thing. But from a maintenance perspective that’s the way we think about it.
Unidentified Speaker:
 Also with two quarters in a row of year-over-year revenue declines and next quarter you are forecasting roughly a revenue decline as well year-over-year, can we expect that ‘06 — based on your acting with your pocketbook in terms of buying back stock that ‘06 will represent a revenue growth year?
Steven Nielsen:
 Certainly, as you know, we’ve had the lap, the decline in Comcast business as they completed in calendar ‘03 and ‘04 and the first part of ‘05, their AT&T upgrade program. Clearly now we are talking about lapping numbers that are much smaller. And as we see what Verizon’s plans are for 2006 we think there is a decent opportunity that we will be able to grow the business.
Unidentified Speaker:
 And one last, simply are you going to buy back more stock because you didn’t get what you wanted?
Steven Nielsen:
 The way we think about it is we’ve tendered for shares of approximately $200 million in value. We got $184 million back. That was a long-term approach to the balance sheet that isn’t necessarily influenced one way or the other by whether we got $15 million more or less than what we originally set as an expectation. That being said, as we review external opportunities and the opportunity in leveraging in the future our own earnings power, I’m sure the Board as appropriate will continually review what opportunities there are for share repurchases. But we do not have an authorization in place at this point.
Operator:
 Ed Gebbett, private investor.
Ed Gebbett:
 Steve, this might be a repeat of the last question that was asked, but again with the earnings of $0.23 versus $0.32 for the first quarter and your projection of $0.04 to $0.11 for the second quarter versus I believe $0.15 for last year — can you say when you anticipate the earnings growth resuming?
Steven Nielsen:
 Well, what we talked about, Ed, and let’s be clear on the second quarter, the second quarter is always our seasonally slowest quarter, and so the fixed interest expense associated with the notes offering is always going to have a disproportionate dilutive effect in that second quarter because there is just lower levels of business activity. We would expect that that would reverse because over time we obviously entered went into the transaction thinking that over the intermediate and long-term that that recapitalization would be accretive to the shareholders who did not tender. So I think you have to think about the seasonal effects of having that fixed interest cost run through the income statement. And that is probably as much of an impact year-over-year on EPS as basic business operations. But we didn’t do a recapitalization of the balance sheet thinking about what it would do to the second quarter every year. We thought about what it would do to the earnings power of the Company on a per-share basis over time.
Operator:
 David Marsh, Friedman, Billings, Ramsey.
David Marsh:
 A few housekeeping things first, what was the revolver balance at the end of the quarter?
Dick Dunn:
 It was borrowings of $33 million, David.

David Marsh:
 $33? Okay. So did that other debt figure go down then in the quarter, Dick?
Dick Dunn:
 A little bit. The other David, for the most part is capitalized leases that we inherited from when we acquired Utiliquest. It’s basically running off.
Steven Nielsen:
 Should be gone in about six quarters completely.
David Marsh:
 What was that number at the end of the quarter?
Dick Dunn:
 What was the net number?
David Marsh:
 The other debt number.
Dick Dunn:
 It’s about $4.5 million, I think there in that neighborhood.
David Marsh:
 And the letter of credit balance at quarter end?
Dick Dunn:
 About $41.
David Marsh:
 Okay. And you guys give a net CapEx number net of asset sales. Could you break those components down, please?
Dick Dunn:
 I think I did, David.
David Marsh:
 I apologize.
Dick Dunn:
 That’s okay. That’s my Boston accent sometimes gets in the way. We spent $6.8 million in the quarter, and we had proceeds of $1.2.
Steven Nielsen:
 That will be broken out in the cash flow statement.
David Marsh:
 And then given the amount of shares repurchased, what is your remaining availability under the credit facility for the dollar amount for continuing share repurchases?
Steven Nielsen:
 Well, there’s a couple of questions there, David, I think. Under the notes offering there is a restricted payments test. And then there is availability under the revolver which is subject to a tangible net worth covenant.
David Marsh:
 (inaudible)

Steven Nielsen:
 The amount availability on the line and the second question is the amount of shares that we could repurchase. Did I get that right, David?
Dick Dunn:
 Yes, the line — it does vary depending on — we haven’t pulled together those covenants, it should be in excess of $100 million of availability now. And there is the ability to buy more shares.
David Marsh:
 According to the amendment you had $225 right? So you did $184, so I’m guessing right now $41 remaining of availability under the current bank agreement.
Dick Dunn:
 No. The bank agreement is at $300, and we borrowed $33.
David Marsh:
 No, no, no. Availability for repurchases.
Dick Dunn:
 Oh, I’m sorry, for purchases of shares?
David Marsh:
 Yes.
Dick Dunn:
 Yes, we’ve built in the ability to purchase some, but not — it is not a significant amount, David.
David Marsh:
 And then on the non-cash comp that went up a good bit in the quarter. Was there something there that is sort of non-recurring, and would that number be expected to kind of revert to where it had been last year going forward?
Dick Dunn:
 It’s not necessarily non-recurring. It was the adoption of 123R option, remaining options that could be vested. That represented about $700 additional in the quarter. That will on a step function come down a bit in the next quarter as the result of one year’s vesting completing in November. Then the next — there are discussions about what the incentive program will look like going forward, and we really don’t have a number for that currently.
Steven Nielsen:
 Remember, David, that because we are a July year end, we are early with the adoption of 123R. So that is why it came in this quarter versus a calendar filer that doesn’t have to account for it until their March quarters.
Operator:
 Greg Weaver, Kern Capital.
Greg Weaver:
 Only one question left. So is it fair to assume that your storm related work should be up sequentially?
Steven Nielsen:
 For the second quarter, Greg?
Greg Weaver:
 Yes.

Steven Nielsen:
 Don’t forget we are an October quarter so we had the impacts of Katrina, Rita towards the end of the quarter. That does continue. We did have Wilma, the question is at what level of intensity will it continue. I think it is safe to say that it would still be significant. I don’t know that it will be more than what we saw in the October quarter.
Greg Weaver:
 But you haven’t got the weather offset to deal with, right?
Steven Nielsen:
 Well that is true also, so on a net basis it may be a little bit more significant. But on an absolute dollar basis I think it probably is directionally down.
Greg Weaver:
 Okay. Thank you.
Operator:
 Barbara Love, Greenville Capital Management.
Chip Cruice:
 It’s actually Chip Cruice. I wanted to ask you, you mentioned that you said Verizon had announced that they were going to spend about 50% more this year than last year. Have you heard from BellSouth or any of the others that you currently do business with, anything about their spending plans?
Steven Nielsen:
 Well, I want to be clear, what Verizon said that was that this year they were comfortable that they were going to pass two million homes with their fiber-to-the- premise program. They were going to increase that to 3 million next year. I don’t know that they commented on the budget associated with that. It sounds logical that it would be up 50%, but I just want to be clear that we have — I have not heard that they put budget dollars out there. But with BellSouth, there is obviously the storm restoration effort, which is literally a week to week effort as to how quickly that comes together. I think directionally what BellSouth has said that their CapEx will be in the mid teens as a percent of their revenues, their revenues I think are forecasted to go up, and they do have several potential growth initiatives next year. So I think directionally I would say it is up. I don’t believe that they’ve made an announcement as to a specific capital number.
Chip Cruice:
 Okay. Thank you.
Operator:
 Alex Rygiel, Friedman, Billings, Ramsey.
Alex Rygiel:
 Steve, built into your fiscal second-quarter guidance you stated that you are making an assumption of increased activity with a large customer late in the quarter. Could you expand upon that a little bit?
Steven Nielsen:
 We do expect that as the program comes together at Verizon for next year, that as they begin to think about that program, in the latter part of December going into January consistent with past practice they will begin to become busier.
Alex Rygiel:
 And when we think about your business obviously on our side of the fence, we do need to think about companies going out 12 to 24 months. But given your lack of an interest in including Verizon into your backlog, some do need to come to the conclusion that maybe you feel like it could come to an end on January first. Can you help us to feel comfortable either way about how we should think about your business next year?
Steven Nielsen:
 What we’ve always said from the beginning of the Verizon program is due to the fact that it is a complete overbuild of their existing network so that it is not required by Verizon to serve current customers today, like the rest of our business that is for BellSouth and Sprint and others, that from our perspective it was a different type of backlog. Doesn’t mean that we are not comfortable or confident that they’re going to continue, but it has different attributes. And so when we have a change in those attributes and more visibility, we will extend the guidance horizon on backlog when the business changes. And we certainly will be in a position coming into our next earnings release to talk about ‘06.
Alex Rygiel:
 I guess my request would be that the decision you come to creates an apples-to-apples comparison rather than an ongoing sort of sequential adjustment or change in the timeframe of that backlog associated with that one customer. It does make the year-over-year and sequential comparisons somewhat of an apples to oranges analysis and difficult.
Steven Nielsen:
 I understand.
Alex Rygiel:
 One last question with regards to Duke Power; I haven’t seen them on your top customer list in quite some time. Can you expand upon that a little?
Steven Nielsen:
 We do locating business with Duke Power but the primary driver to that was a natural gas pipeline project that was completed in the quarter; just a nice opportunity out West that we got into and it is over with.
Alex Rygiel:
 Historically natural gas pipeline work doesn’t carry margins like the telecom business. Could that have been a reason for your margin decline on a sequential and year-over-year basis?
Steven Nielsen:
 We don’t talk about the profitability of individual customers or projects. It was a onetime project that came in the quarter and was completed, and we evaluate all projects like that kind of one at a time.
Alex Rygiel:
 Was that a fixed-price contract?
Steven Nielsen:
 Yes, it was unit denominated, but it was a fixed scope.
Alex Rygiel:
 Would you pursue an opportunity like that again in the future?
Steven Nielsen:
 If it is appropriately priced we have the capacity to do that type of work in a limited geography. We happen to have a subsidiary with that skill set out there. We are not pursuing that type of work on any kind of a wholesale basis.
Alex Rygiel:
 And when we look at your utility locating revenues they are holding pretty steady on a sequential basis, and they are actually up year-over-year. What showed that tell us with regards to the construction business?

Steven Nielsen:
 What we’ve always said for the locating business is it is really driven by the overall economy as much as any kind of specific project or initiative related work. And I think what it tells me is that our view kind of from the trenches is that the economy is still growing and in pretty good shape.
Operator:
 Michael Needleman (ph) Ridgecrest Partners.
Michael Needleman:
 Gentlemen maybe if I can ask a question, I know it is going to be hard to answer but the mix of business that Verizon laid out for you versus aerial versus I guess, no pun intended, but trench, this past year versus what your expectations were, and I know that is a hard thing to kind of put a finger on. Do you think it matched your expectations because earlier in the call you basically somewhat said that you were somewhat disappointed in what Verizon’s business was. Was some of that based upon their mix? And if that is the case, do you have a guess or a feel what kind of mix that may look into ‘06?
Steven Nielsen:
 Michael, we don’t perform much in the way of aerial construction. Verizon generally does that themselves although there are some limited opportunities. I don’t know that it is a mix issue as much as to say that for whatever reasons we assumed going into the year that for Verizon to accomplish their program that it would require a higher percentage of that business to be placed through underground construction. It didn’t turn out that way. I don’t necessarily anticipate that that would change negatively going forward, but I’m not going to volunteer that we have a view that it is going to reverse either. I think any large program that’s going to take a while for everybody to shake down all the assumptions. And I think that is just one that shook down to where they could build the program with a little less underground content. And if that makes the program a successful long-term endeavor for the customer in the long run, that’s a good thing for us.
Operator:
 (OPERATOR INSTRUCTIONS)
Steven Nielsen:
 We will take one more question, if there is one.
Operator:
 At this time we have no questions in queue.
Steven Nielsen:
 We will wind up the call. We thank everybody for their participation, time and attention and we look forward to speaking to you the end of February on our next earnings call. Thank you.
Operator:
 Ladies and gentlemen, that does conclude your conference. You may now disconnect at this time. Have a good day.